Consent of Independent Registered Public Accounting Firm

The Board of Directors

Alcon, Inc.:

We consent to the incorporation by reference in this registration statement on Form S-8 of our reports dated March 16, 2009, with respect to the consolidated balance sheets of Alcon, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of earnings, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 20-F of Alcon, Inc.

Our report refers to the implementation of Statement of Financial Accounting Standards (SFAS) No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, the measurement date provisions of SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans; SFAS No. 157, Fair Value Measurements, effective January 1, 2008; FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 effective January 1, 2007; the recognition and related disclosure provisions of SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, effective December 31, 2006; and SFAS No. 123(R), Share-Based Payment, effective January 1, 2006.

     /s/ KPMG LLP
               KPMG LLP

Fort Worth, Texas

October 27, 2009